Exhibit 3.2

UMH PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

UMH Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 3(a) of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted, as of the Effective Time (as defined below) reclassified 5,000,000 authorized but unissued shares of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”), as authorized shares of the Corporation’s 6.375% Series D Cumulative Redeemable Preferred Stock, par value $0.10 per share (“Series D Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of Series D Preferred Stock as set forth in the Charter.

SECOND: After giving effect to the foregoing reclassification, the authorized capital stock of the Corporation consists of 205,413,800 shares (classified as 183,713,800 shares of Common Stock, 18,700,000 shares of Series D Preferred Stock and 3,000,000 shares of excess stock).

THIRD: The additional shares of Common Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: These Articles of Supplementary are effective at 4:15 p.m., Eastern time, on March 5, 2025 (the “Effective Time”).

SIXTH: The undersigned President of the Corporation acknowledges the foregoing Articles Supplementary to be the duly authorized corporate act of the Corporation and, as to all matters or facts required to be verified under oath, hereby acknowledges to the best of his knowledge, information and belief that these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 4th day of March, 2025.

ATTEST:	UMH PROPERTIES, INC.

/s/ Craig Koster	/s/ Samuel A. Landy
By: Craig Koster	By: Samuel A. Landy
Title: Secretary	Title: President